EXHIBIT 5.1

[Letterhead of Thompson Coburn LLP]

April 28, 2017

Aegion Corporation

17988 Edison Avenue

Chesterfield, Missouri 63005

Re:

Registration Statement on Form S-8 for six hundred thousand (600,000) shares of Aegion Corporation Class A common stock, $0.01 par value, for issuance under the Aegion Corporation Employee Stock Purchase Plan.

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Aegion Corporation, a Delaware corporation (the “Company”), on April 28, 2017, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to six hundred thousand (600,000) shares (the “Shares”) of Aegion Corporation Class A common stock, $0.01 par value, pursuant to the Aegion Corporation Employee Stock Purchase Plan (the “Plan”), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company’s Certificate of Incorporation, its Amended and Restated By-Laws and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement as Exhibit 5.1.

Very truly yours,

/s/ Thompson Coburn LLP